UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the “Company”) cordially invites all shareholders to attend the Company’s 2022 Annual Meeting of Shareholders as follows:

Date and Time:	July 13, 2022 at 11:00 a.m. Eastern Daylight Time

Location:	via live webcast at www.virtualshareholdermeeting.com/SCS2022
The Annual Meeting is being held to allow you to vote on the following proposals and any other matters properly brought before the shareholders:

1.    Election of eleven nominees to the Board of Directors
2.    Advisory vote to approve named executive officer compensation
3.    Ratification of our independent registered public accounting firm

If you were a shareholder of record as of the close of business on May 16, 2022, you are eligible to vote. You may either vote online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to participate. If you choose to vote by proxy:

•Please carefully review the enclosed proxy statement and proxy card.
•Select your preferred method of voting: by telephone, internet or signing and mailing the proxy card.
•You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

These proxy materials are being sent and made available to shareholders beginning June 1, 2022.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

June 1, 2022

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting, and can I ask questions during the Meeting?

Our 2022 Annual Meeting of Shareholders (which we refer to as the Meeting) will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Holders of record of Class A Common Stock or Class B Common Stock at the close of business on May 16, 2022 (which we refer to as the Record Date) will be able to attend the Meeting by logging in at www.virtualshareholdermeeting.com/SCS2022 at 11:00 a.m. Eastern Daylight Time on July 13, 2022 via an internet web browser. In order to vote or ask a question during the Meeting, shareholders must log into the Meeting using their 16-digit Control Number provided with the notice of the Meeting. If you encounter any difficulties accessing the Meeting, please call the technical support number that will be posted on the Meeting login page.

The Board of Directors has adopted procedures to provide for a fair and orderly proceeding, and these procedures will be accessible during the Meeting. These procedures include guidelines for the submission of questions, and all questions that meet the stated guidelines will be answered during the Meeting, time permitting.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under “News & Events - Events & Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following proposals and any other matters properly coming before the Meeting:

Proposal 1: Election of eleven nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Ratification of our independent registered public accounting firm

The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. As of June 1, 2022, we do not know of any other matters to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Holders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 88,089,980 shares of Class A Common Stock and 24,650,511 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, mail, internet or attending and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 12, 2022.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Meeting notice. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 13, 2022 will be voted.

To vote by internet: Please follow the instructions on the proxy card. The deadline for voting by internet before the Meeting is 11:59 p.m. Eastern Daylight Time on July 12, 2022.

To vote online during the Meeting: Please log on to www.virtualshareholdermeeting.com/SCS2022 at 11:00 a.m. Eastern Daylight Time on July 13, 2022, using your 16-digit Control Number provided with the Meeting notice, and follow the instructions for voting shares.

Whether you vote by telephone, mail, internet or online during the Meeting, you may specify how your shares should be voted with respect to each of the proposals. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2 and 3. For any other matters that properly come before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your broker), you must vote your shares in the manner required by your broker.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that some of your shares are registered differently than the others or you hold shares in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending and voting online during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote at the Meeting must be present or represented by proxy in order to transact business at the Meeting. Abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee. If any incumbent director receives more “against” than “for” votes, our By-laws require the director to tender their resignation, and the Nominating and Corporate Governance Committee must make a recommendation to the Board of Directors regarding whether or not to accept such resignation.
•In order to be approved, Proposals 2 and 3 must receive the affirmative vote of the majority of the votes cast for that proposal. Proposals 2 and 3 are advisory votes which are not binding on our company or our Board of Directors.

How will broker non-votes and abstentions be treated?

Under the rules of the New York Stock Exchange, or NYSE, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1 and 2 are non-routine matters under NYSE rules; therefore, if you do not give your broker voting instructions on those proposals, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 3 is considered a routine matter under NYSE rules, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a proposal, your shares will not be counted as voting for or against that proposal, and therefore abstentions will have no effect on the adoption of the proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the internet and send them a notice which lists the address of a website where they can view, print or request printed copies of our proxy materials and submit voting instructions. The notice also provides an email address and toll-free telephone number for requesting printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of these materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our notice to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who would like to request a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, to express their preference, and we will deliver any requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse brokers and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies are being solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for our 2023 Annual Meeting of Shareholders by February 1, 2023. Other shareholder proposals to be presented during the 2023 Annual Meeting must be received no earlier than April 14, 2023 and no later than May 4, 2023. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

All of the members of our Board of Directors are elected annually. There are eleven nominees for election this year, each of whom is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Sara E. Armbruster Director since 2021

Ms. Armbruster has been President and Chief Executive Officer of Steelcase Inc. since October 2021. She served as our Executive Vice President from April 2021 to October 2021, Vice President, Strategy, Research and Digital Transformation from 2018 to April 2021 and Vice President, Strategy, Research and New Business Innovation from 2014 to 2018. She joined Steelcase in 2007. Ms. Armbruster is a director of Winnebago Industries, Inc. Age 51.
Ms. Armbruster’s role as our President and Chief Executive Officer and her experience in various leadership positions at our company led the Board of Directors to recommend she serve as a director.

Timothy C. E. Brown Director since 2016

Mr. Brown has been Chair and Co-Chief Executive Officer of IDEO LP, a global innovation and design firm, since April 2022. He served as Executive Chair of IDEO from 2019 to April 2022 and as Chief Executive Officer and President of IDEO from 2000 to 2019. Age 59.
Mr. Brown’s global experience, background with innovation and technology and experience as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth was Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that empowers Afghan women weavers by sourcing and selling the rugs they weave, from 2003 to 2019. She is a trustee of Equity Residential and a director of MP Materials Corp. Age 67.
Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on the boards of directors of other public companies and as a non-profit entrepreneur led the Board of Directors to recommend she serve as a director.

Todd P. Kelsey Director since 2017

Mr. Kelsey has been Chief Executive Officer and a director of Plexus Corp., an electronics design, manufacturing and aftermarket services company, since 2016, and he also served as Plexus’s President from 2016 to January 2022. He joined Plexus in 1994. Age 57.
Mr. Kelsey’s global experience, technology background and current role as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Jennifer C. Niemann Director since 2017

Ms. Niemann has been the President and Chief Executive Officer of Forward Space, LLC, an independent Steelcase dealership, since 2014. From 1992 to 2014, she held various positions at Steelcase, including Chief Executive Officer of Red Thread, a Steelcase-owned dealership, from 2011 to 2014. Age 53.
Ms. Niemann’s experience with our company, having served as an employee for more than 20 years and as current owner of a Steelcase dealership, and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend she serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, he held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. From 1984 to 1988, Mr. Pew was a majority owner of an independent Steelcase dealership. Age 71.
Mr. Pew’s experience with our company, having served as a director for more than 30 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend he serve as a director. Mr. Pew is the brother of Kate Pew Wolters.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from 2010 to 2014. She is a director of Ball Corporation and was a director of Avon Products, Inc. from 2016 to 2018. Age 64.
Ms. Ross’s experience in senior management of a global public company, her experience serving on the boards of directors of other public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Catherine C. B. Schmelter Director since 2019

Ms. Schmelter was Senior Vice President, Chief Transformation Officer of TreeHouse Foods, Inc., a manufacturer of packaged food and beverages, from February 2020 to January 2022. She joined TreeHouse in 2016 and served as Senior Vice President, Division President, Meal Solutions from 2019 to 2020, President, Condiments and Head of Sales - Foodservice & Canada from 2017 to 2019 and President, Meals from 2016 to 2017. Age 53.
Ms. Schmelter’s experience in strategy, branding, sales, marketing, innovation and finance led the Board of Directors to recommend she serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege has been President of Moodoos Inc., a family-owned investment firm, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 73.
Mr. Wege’s experience with our company, having served as a director for more than 40 years and as an employee for 8 years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend he serve as a director.

Linda K. Williams Director since 2020

Ms. Williams has been Vice President, Global Head of Go-to-Market Finance, Google Cloud of Google LLC since June 2021. Prior to joining Google, she was with Hewlett Packard Enterprise, serving as Senior Vice President, HPE Products and Services Chief Financial Officer from February to May 2021, Chief Audit Executive and Vice President of Enterprise Risk Management from 2019 to February 2021 and Vice President and Chief Financial Officer, HPE Pointnext Services Division from 2015 to 2019. Age 52.
Ms. Williams’ experience in a variety of financial, audit and risk management roles at global public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the KRW Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 65.
Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend she serve as a director. Ms. Wolters is the sister of Robert Pew.

BOARD DEMOGRAPHICS

The following charts set forth certain demographic information for our Board of Directors.

Age

50 to 59
6
60 to 69
3
70 to 75
2

Tenure

< 5 years
4
5 to 9 years
2
10 to 15 years
1
> 15 years
4

Gender

4
7
Female
Male

Demographic Background

1
10
White
African American or Black

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that all of our director nominees other than Sara Armbruster and Jennifer Niemann are independent. Ms. Armbruster is not considered independent because she is an executive officer of Steelcase. Ms. Niemann is not considered independent because she is the majority owner of an independent Steelcase dealership, as described in Related Person Transactions. In addition, the Board previously determined that Lawrence Blanford, who retired from the Board in July 2021, was independent.

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

For fiscal year 2022, the Nominating and Corporate Governance Committee considered that, during the year:

•Timothy Brown and Linda Williams were executive officers of, or employed by, companies which purchased products and/or services from us or our dealers and/or from which we purchased services; and

•immediate family members of Timothy Brown, Connie Duckworth, Todd Kelsey, Robert Pew, Catherine Schmelter, Peter Wege and Linda Williams were employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased products and/or services.

In each case, the transactions were conducted in the ordinary course of business on an arm’s-length basis and involved less than the greater of $1 million or 1% of the other company’s annual gross revenues. The Committee determined that each such relationship fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: Sara Armbruster, Robert Pew and Kate Pew Wolters, who serves as Chair of the Board of Trustees of the Foundation. The other trustees of the Foundation are Brian Cloyd, Mary Anne Hunting, Craig Niemann (husband of Jennifer Niemann), Cary Pew (son of Robert Pew) and Elizabeth Welch.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Nominating and Corporate Governance Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Nominating and Corporate Governance Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved does not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision is not influenced by the related person while acting in any capacity for us and (3) the transaction does not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Nominating and Corporate Governance Committee considers all relevant factors, including, as applicable:

•the benefits to us;
•the impact on a director’s independence;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Related person employee

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth O’Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2022, Ms. Hooker earned $147,706 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees of Steelcase in comparable positions. We continue to employ Ms. Hooker in fiscal year 2023.

Transactions with Forward Space, LLC

Forward Space, LLC is an independent Steelcase dealer, and Jennifer Niemann is the majority owner, President and Chief Executive Officer of Forward Space. Our transactions with Forward Space during fiscal year 2022 consisted of:

•the sale by us of approximately $33.6 million in products and services to Forward Space;
•the purchase by us of approximately $4,000 in delivery and installation services from Forward Space; and
•the payment by us of approximately $2.0 million in commissions and incentives to Forward Space.

These transactions were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S., and this dealer relationship is continuing in fiscal year 2023. We have also entered into a sublease agreement with Forward Space under which it will sublease approximately 5,965 square feet of showroom space in Chicago, Illinois, from us for $12,427 per month from July 2022 to February 2025.

Sales to shareholders

The following companies are, or were during fiscal year 2022, beneficial owners of more than 5% of our Class A Common Stock, and they or their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2022:

•Fifth Third Bancorp - approximately $435,000; and
•The Vanguard Group - approximately $2.4 million.

In each case, the purchases represent less than 5% of our annual revenues and the applicable shareholder’s annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholder than those available to other customers for similar purchases.

Other transactions

In addition to the transactions detailed on the previous page, during fiscal year 2022, we entered into commercial transactions, either directly or indirectly through our dealers, with companies of which our directors, executive officers or their respective family members are owners or serve as directors, executive officers or employees. All of such transactions were entered into in the ordinary course of business on an arm’s‑length basis and represented an immaterial percentage of both our and the other party’s revenues, and the applicable related person did not receive any direct personal benefit from the transactions. Accordingly, we do not believe that any of the applicable related persons had a material interest in any of these transactions.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions detailed on the previous page, and following such review, the Committee approved the employment of Mary-Louise Hooker, the payment of related compensation to her and the transactions with Forward Space, LLC. Pursuant to our Related Person Transactions Policy, approval of the transactions with Fifth Third Bancorp and The Vanguard Group was not required because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

BOARD MEETINGS

Our Board of Directors met nine times during fiscal year 2022. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2021 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Five standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Corporate Business Development, Executive, and Nominating and Corporate Governance. The Audit, Compensation, Corporate Business Development, and Nominating and Corporate Governance Committees operate under written charters adopted by the Board that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

The following table indicates the current membership of each of the Board of Directors’ committees and the number of meetings held during fiscal year 2022. All of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Corporate Business Development Committee	Executive Committee	Nominating and Corporate Governance Committee

Sara E. Armbruster				X
Timothy C. E. Brown			Chair	X	X
Connie K. Duckworth		X		X	Chair
Todd P. Kelsey	Chair		X	X
Jennifer C. Niemann			X
Robert C. Pew III				Chair
Cathy D. Ross	X	Chair		X
Catherine C. B. Schmelter		X			X
Peter M. Wege II	X		X
Linda K. Williams	X				X
Kate Pew Wolters		X			X
Meetings held in fiscal year	8	9	4	0	4

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). Its principal responsibilities are:

•appointing our independent auditor, evaluating its independence, reviewing and approving its services and fees in advance, reviewing its performance and, if circumstances warrant, making decisions regarding its replacement or termination;
•reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing their annual performance evaluation and reviewing the group’s budget and staffing;
•reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;
•reviewing our critical accounting policies and practices;
•reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;
•reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;
•reviewing the process by which we monitor, assess and manage our exposure to risk;
•reviewing and concurring with the appointment, replacement, reduction in pay, reassignment or dismissal of the head of our corporate compliance function;
•reviewing compliance with our Global Business Standards and legal and regulatory requirements, as well as the progress and results of corporate compliance projects; and
•overseeing our information technology systems and security.

The Board of Directors has designated Todd Kelsey, Cathy Ross and Linda Williams as audit committee financial experts, as defined by the rules and regulations of the Securities and Exchange Commission, or the SEC, based on their respective financial and accounting education and experience. All of the members of the Audit Committee, including Mr. Kelsey, Ms. Ross and Ms. Williams, are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•establishing our executive compensation philosophy;
•reviewing and approving the compensation of our executive officers, and submitting the compensation of our Chief Executive Officer, or CEO, to the Board of Directors for ratification;
•reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;
•making awards, approving performance targets, certifying performance compared to targets and taking other actions under our incentive compensation programs; and
•reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and she cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. Our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Compensation Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO. In addition, the Committee delegated to our CEO the authority to modify the size of the target awards granted under our Management Incentive Plan in fiscal years 2022 and 2023 to each of the other named executive officers by up to 10% of the officer’s base salary, positively or negatively, at the end of the fiscal year based on her assessment of the officer’s performance during the year.

The Compensation Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee and an administrative committee, each consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee her recommendation for the compensation of each of the named executive officers, other than herself, in connection with annual reviews of their performance. The Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer, and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance, internal audit, human resources and compensation teams assist the

Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of our CEO in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis on pages 30-31 under the heading “Compensation Consultant” for more detail regarding the nature and scope of Exequity’s assignment. We have not purchased any additional services from Exequity beyond those provided to the Committee, and no potential conflicts of interest have been identified with regard to the work performed by Exequity for the Committee.

Compensation Risk Assessment

During fiscal year 2022, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on (1) the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or (2) the compensation committee (or its equivalent) of another entity whose executive officer served on our Board of Directors.

Corporate Business Development Committee

    The principal responsibilities of the Corporate Business Development Committee are (1) reviewing and overseeing the development and implementation of our growth strategies and (2) reviewing and making recommendations to our Board of Directors with respect to investments in our growth strategies and business acquisitions or divestitures for which Board approval is required.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board from time to time. The members of the Executive Committee consist of our Board Chair, our CEO and the Chairs of each of the Audit, Compensation, Corporate Business Development, and Nominating and Corporate Governance Committees.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;
•reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;
•reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;
•making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;
•making recommendations to our Board regarding the functioning and composition of Board committees;
•reviewing our Corporate Governance Principles and Code of Business Conduct at least annually and recommending appropriate changes to our Board;
•overseeing our strategy and policies with respect to environmental, social and governance, or ESG matters, including sustainability and corporate social responsibility factors, and periodically reviewing our performance against our ESG goals;
•considering and making recommendations to the Board regarding any corporate governance issues that may arise from time to time;
•overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;
•reviewing director compensation and recommending appropriate changes to our Board;
•administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;
•considering any waiver requests under our Code of Ethics and Code of Business Conduct; and
•reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy- and decision-making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert Pew serves as non-executive Board Chair, and Sara Armbruster serves as our CEO. As a matter of practice, our Board has chosen to keep the roles of Board Chair and CEO separate for many years, reflecting sound corporate governance practices and balancing responsibilities, with an independent director serving as our Board Chair. This structure allows Ms. Armbruster to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board and its oversight of our company.

Executive Sessions of Non-Management Directors

Our Board of Directors regularly meets in executive session without any members of management present. During these sessions, Robert Pew, as our Board Chair, presides. Our Corporate Governance Principles provide that if our Board Chair were to be a member of management, the outside directors would designate a member to preside at executive sessions.

Risk Oversight

Our risk assessment and management practices are led by our Enterprise Risk Management Committee, which includes our CEO, our Chief Financial Officer, our General Counsel, our Chief Technology Officer and other senior members of our finance, legal and strategy teams. Our Board of Directors administers its oversight of risk assessment and management practices in several ways. On a quarterly basis, the Audit Committee reviews a report from our Enterprise Risk Management Committee which details the top enterprise risks we face, as well as any significant changes from the previous report. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board’s oversight of risk management is strengthened by having an independent director serve as our Board Chair.

One area of risk management that is a particular area of focus for our Board of Directors is cybersecurity risk. Our Audit Committee receives an update on cybersecurity risk management at least twice each year, and any significant cybersecurity events are reviewed with our Board as appropriate. We use a cybersecurity scorecard that follows the National Institute of Standards and Technology’s Cybersecurity framework to identify and mitigate our cybersecurity risks. We have a dedicated team that oversees and implements our cybersecurity management, compliance with applicable legal and third party data protection and data privacy requirements, and our incident response and crisis management plans. The team also provides ongoing cybersecurity awareness education and annual cybersecurity training for our employees.

ESG Matters

We focus not only on generating long-term value for our shareholders but also on providing long-term value for all stakeholders, including our customers, employees, suppliers, partners and local communities. This inclusive, sustainable approach reaffirms our long-held commitment that business can be a force for good and that we all have an important role to play. To that end, the Nominating and Corporate Governance Committee has oversight over our ESG strategy and policies, including (1) our progress against our science-based targets for reducing greenhouse gas emissions, (2) our social innovation practice to drive scalable, systemic and sustainable social change by reducing inequity, ensuring inclusive and equitable quality education and combating climate change and its impact and (3) our progress against our diversity, equity and inclusion goals. More information about our goals and progress can be found in our Impact Report, which is available on our website at ir.steelcase.com, and found under “ESG.”

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected vacancies on our Board of Directors. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers, and they must possess appropriate business judgment and be committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board of Directors’ ability to direct our business, and they must be willing and able to spend the time and effort necessary to effectively perform their responsibilities. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Our Nominating and Corporate Governance Committee and our Board do not have a policy with regard to the consideration of diversity in identifying director nominees.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders for nomination by the Board of Directors, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and
•the candidate’s name, résumé or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2023 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 14, 2023 and no later than May 4, 2023.

To comply with the universal proxy rules (once they are effective), shareholders who intend to solicit proxies for our 2023 Annual Meeting of Shareholders in support of director nominees other than those nominated by our Board of Directors must provide notice to us by no later than May 14, 2023. Such notice must include the information required by Rule 14a-19 under the Exchange Act.

Shareholder Communications

Our Board of Directors has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, our Board Chair (or the lead non-management director, if one were to be subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board of Directors adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been requested or issued.

Available Information

The following materials are available on our website at ir.steelcase.com, and found under “ESG - Corporate Governance”:

•Code of Ethics for Chief Executive and Senior Financial Officers;
•Code of Business Conduct;
•Corporate Governance Principles; and
•the charters of our Audit, Compensation, Corporate Business Development, and Nominating and Corporate Governance Committees.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2022 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$215,000	$322,500
Committee Chair Annual Retainers:
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Business Development Committee	$15,000
Nominating and Corporate Governance Committee	$15,000
Audit Committee Member Annual Retainer	$10,000

The board, board chair and committee chair retainers for fiscal year 2022 were payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers were payable in cash. Each director was permitted to elect to receive all or a part of the cash portion of their board, board chair and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation were granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued was based on the fair market value of the Class A Common Stock on the date the shares were issued.

Neither Sara Armbruster nor James Keane (who was a member of our Board of Directors until his retirement in January 2022) received additional compensation for their service as directors or committee members because they were employees.

All directors are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Outside directors who are not retirees of our company are eligible to participate in our Benefit Plan for Outside Directors, which provides access to medical, dental and vision coverage for the directors and their qualifying dependents that is comparable to the health insurance benefits provided to U.S. employees under our Employee Benefit Plan. Participating directors are responsible for paying the applicable premiums for all coverage elected under the plan.

The Nominating and Corporate Governance Committee reviews and evaluates the reasonableness and competitiveness of our compensation and benefit programs and practices for our non-employee directors on an annual basis, utilizing data from peer groups of similarly sized companies. The data includes information regarding board annual retainers, committee chair annual retainers and other fees as well as prevalence of amounts paid in shares or cash and benefits provided. The Committee reviews the comparison data to assess whether or not the non-employee director compensation and benefits are within a competitive range and also determines if the structure is reasonable. The Committee’s recommendations with regard to non-employee director compensation and benefits are reviewed and approved by the full Board of Directors.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers until they no longer serve on our Board of Directors. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds, but any portion which would have otherwise been payable in shares of our Class A Common Stock must be deferred as a deemed investment in Class A Common Stock.

Director Stock Ownership Guidelines

Each non-employee director is required to own and maintain shares of our Class A Common Stock, Class B Common Stock or deemed shares invested in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan equal in value to at least five times the portion of the board annual retainer which is payable in cash. This requirement must be achieved within five years from the director’s initial appointment to the Board of Directors. All of our non-employee directors who have served on the Board for five years or more are in compliance with the stock ownership guidelines.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2022.

Fiscal Year 2022 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Lawrence J. Blanford (3)	$47,000	$70,500	$117,500
Timothy C. E. Brown	$92,000	$138,000	$230,000
Connie K. Duckworth	$92,000	$138,000	$230,000
Todd P. Kelsey	$97,000	$138,000	$235,000
Jennifer C. Niemann	$86,000	$129,000	$215,000
Robert C. Pew III	$129,000	$193,500	$322,500
Cathy D. Ross	$102,000	$138,000	$240,000
Catherine C. B. Schmelter	$91,000	$129,000	$220,000
Peter M. Wege II	$96,000	$129,000	$225,000
Linda K. Williams	$96,000	$129,000	$225,000
Kate Pew Wolters	$86,000	$129,000	$215,000
_____________
(1)The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.
(2)The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.
The following table shows:
•the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and
•the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.
The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. The assumptions made in the valuation of such awards are disclosed in Note 17 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2022 filed with the SEC on April 15, 2022.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	4,542
Timothy C. E. Brown	—	9,993
Connie K. Duckworth	9,990	—
Todd P. Kelsey	—	10,047
Jennifer C. Niemann	9,340	—
Robert C. Pew III	14,010	—
Cathy D. Ross	—	9,993
Catherine C. B. Schmelter	—	9,341
Peter M. Wege II	9,340	—
Linda K. Williams	9,340	—
Kate Pew Wolters	9,340	—

(3)Lawrence Blanford retired from our Board of Directors in July 2021.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2022 to those directors who have deferred all or a portion of their retainer as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of Fiscal Year End

Timothy C. E. Brown	51,750
Todd P. Kelsey	47,657
Cathy D. Ross	131,528
Catherine C. B. Schmelter	22,497
Peter M. Wege II	6,235
Kate Pew Wolters	2,271

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on this page and the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 16, 2022 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and current executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.
In addition to the amounts shown below, certain of our directors also have deemed investments in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan, as discussed in Director Compensation on page 21 under the heading “Holdings of Deferred Stock.”

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	67,076	*	—	—
Timothy C. E. Brown	265	*	—	—
Connie K. Duckworth	89,737	*	—	—
James P. Keane	927,658	1.1%	—	—
Todd P. Kelsey	3,020	*	—	—
Robert G. Krestakos	46,672	*	—	—
James N. Ludwig	31,731	*	—	—
Jennifer C. Niemann (2)	24,216	*	2,079,131	8.4%
Lizbeth S. O’Shaughnessy	238,043	*	—	—
Robert C. Pew III (3)	297,854	*	4,817,854	19.5%
Cathy D. Ross	3,611	*	—	—
Catherine C. B. Schmelter	—	—	—	—
Eddy F. Schmitt	89,021	*	—	—
Allan W. Smith, Jr.	48,629	*	—	—
David C. Sylvester	453,783	*	—	—
Peter M. Wege II	231,279	*	—	—
Linda K. Williams	17,260	*	—	—
Kate Pew Wolters (4)	227,419	*	5,731,354	23.3%
Directors and current executive officers as a group (17 persons) (5)	1,764,070	2.0%	12,628,339	51.2%
_____________
* Less than 1%

(1)If the number of shares each director or executive officer could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Jennifer C. Niemann	2,103,347	2.3%
Robert C. Pew III	5,115,708	5.5%
Kate Pew Wolters	5,958,773	6.4%
Directors and current executive officers as a group (17 persons)	14,392,409	14.3%
    _____________
    * Less than 1%
(2)Includes 100 shares of Class A Common Stock and 101,143 shares of Class B Common Stock of which Ms. Niemann shares the power to vote and dispose.
(3)Includes (a) 500 shares of Class A Common Stock of which Mr. Pew shares the power to vote and dispose and (b) 3,073,618 shares of Class B Common Stock of which Mr. Pew shares the power to dispose.
(4)Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.
(5)Includes all eleven directors (one of whom is an executive officer) and all six other current executive officers, only four of whom are named in the table. The numbers shown include the shares described in notes 2 through 4 above.

Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows the amount of common stock beneficially owned as of May 16, 2022 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or more than 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except as otherwise noted.

The percentages listed in the Percent of Class column for Class B Common Stock set forth in the tables on the previous and following page add up to more than 100% because (1) as described in the notes to the tables, some of the persons listed in the tables share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed and (2) for many persons listed in the tables, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2021 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 16, 2022.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (2)	1,570,598	1.8%	12,478,102	50.6%
EARNEST Partners, LLC (3)	7,767,670	8.8%	—	—
The Vanguard Group (4)	7,699,404	8.7%	—	—
BlackRock, Inc. (5)	7,654,969	8.7%	—	—
Pzena Investment Management, LLC (6)	7,010,227	8.0%	—	—
P. Craig Welch, Jr. (7)	1,229,901	1.4%	4,430,192	18.0%
LSV Asset Management (8)	4,806,409	5.5%	—	—
Anne Hunting (9)	242,487	*	4,351,970	17.7%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (10)	1,258,491	1.4%	3,000,000	12.2%
James T. Osborne (11)	—	—	1,574,468	6.4%
CRASTECOM B Limited Partnership (12)	—	—	1,459,753	5.9%
_____________
* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association	14,048,700	14.0%
P. Craig Welch, Jr.	5,660,093	6.1%
Anne Hunting	4,594,457	5.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.7%
James T. Osborne	1,574,468	1.8%
CRASTECOM B Limited Partnership	1,459,753	1.6%
(2)The address of Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (which we refer to collectively as Fifth Third) is Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, OH 45263. Includes (a) 370,997 shares of Class A Common Stock and 990,447 shares of Class B Common Stock which Fifth Third has the sole power to vote, (b) 257,500 shares of Class A Common Stock and 1,026,442 shares of Class B Common Stock which Fifth Third shares the power to vote and (c) 1,449,601 shares of Class A Common Stock and 11,676,919 shares of Class B Common Stock of which Fifth Third shares the power to dispose.
We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third or its affiliates serves as a co-trustee of a number of trusts of which our directors and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third.
(3)The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309. EARNEST Partners has the sole power to vote only 5,268,549 shares of Class A Common Stock.

(4)The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has the sole power to vote no shares of Class A Common Stock, the shared power to vote 72,230 shares of Class A Common Stock and the shared power to dispose of 155,419 shares of Class A Common Stock.
(5)The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. BlackRock has the sole power to vote only 7,130,193 shares of Class A Common Stock.
(6)The address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022. Pzena Investment Management has the sole power to vote only 5,532,964 shares of Class A Common Stock.
(7)The address of Mr. Welch is 901 44th Street SE, Grand Rapids, MI 49508. Includes (a) 2,244,592 shares which Mr. Welch shares the power to vote and (b) 5,660,093 shares of which Mr. Welch shares the power to dispose.
(8)The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.
(9)The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.
(10)The address of ABJ Investments, Limited Partnership and Olive Shores Del, Inc. is P.O. Box 295, Cimarron, CO 81220. Olive Shores Del is the sole general partner of ABJ Investments. The information reported for ABJ Investments and Olive Shores Del is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ Investments or Olive Shores Del after December 31, 2007.
(11)The address of James T. Osborne is 881 Private Rd., Winnetka, IL 60093. Mr. Osborne has the sole power to vote and dispose of 82,926 shares of Class B Common Stock and the shared power to vote and dispose of 165,900 shares of Class B Common Stock. The information provided for Mr. Osborne is based upon a Schedule 13G dated December 31, 1998. No further shareholding information has been reported by Mr. Osborne after such date.
(12)The address of CRASTECOM B Limited Partnership is 1134 Taylorsport Ln., Winnetka, IL 60093.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. At our 2017 annual meeting, our shareholders approved our proposal to have an annual vote to approve the compensation of our named executive officers. Taking into account the results of that vote, the Board of Directors determined that it is in the best interests of our company and our shareholders to hold an annual vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. The next vote to approve named executive officer compensation will be held at the 2023 annual meeting.

The compensation of our named executive officers is set forth in Executive Compensation, Retirement Programs and Other Arrangements. The Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2022. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

The vote on this proposal is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

Cathy D. Ross (Chair)
Connie K. Duckworth
Catherine C. B. Schmelter
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation awarded to and earned by the executive officers named in the Summary Compensation Table on page 46 in Executive Compensation, Retirement Programs and Other Arrangements in fiscal year 2022. We refer to these individuals as the “named executive officers.” The compensation of each of the named executive officers in fiscal year 2022 is detailed in the Summary Compensation Table and the other tables which follow it starting on page 46.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the incentive compensation they earn with the interests of our shareholders by linking incentive compensation with company performance. The primary elements of our executive compensation programs are base salaries, short-term and long-term incentive compensation awards, and retirement plans and benefits.

Incentive Awards Made in Fiscal Year 2022

In fiscal year 2022, we awarded three types of incentive compensation opportunities to our named executive officers:

•cash awards under our Management Incentive Plan, or MIP awards, earned based on our (1) return on invested capital, or ROIC, (2) net income and (3) diversity, equity and inclusion, or DEI, performance for fiscal year 2022;
•performance units to be earned over fiscal year 2022 through fiscal year 2024 with a three-year average payout multiple based on performance achievement in each of three consecutive one-year performance periods, modified based on our three-year total shareholder return, or TSR, performance relative to a comparator group; and
•restricted units that vest at the end of fiscal year 2024.

Fiscal Year 2022 Financial Results

In fiscal year 2022, we reported revenue of $2.8 billion, which represented a 7% increase compared to the prior year, driven by improved demand for our products as customers restarted paused projects and made investments in support of their workplace strategies. Despite the improved demand, we recorded operating income of $20.1 million and an operating income margin of 0.7% in fiscal year 2022, compared to $43.0 million and 1.7% in fiscal year 2021. The decrease was driven by (1) significant inflation, net of pricing benefits, (2) higher freight and labor costs and inefficiencies due to broad-based supply chain disruptions and (3) higher operating expenses, partially offset by the benefits of the higher revenue and the impact of restructuring costs and a goodwill impairment charge recorded in fiscal year 2021. We posted net income of $4.0 million and diluted earnings per share of $0.03 in fiscal year 2022, compared to $26.1 million and $0.22 in fiscal year 2021.

Incentive Compensation Earned in Fiscal Year 2022

In fiscal year 2022, the incentive compensation earned by our named executive officers consisted of the fiscal year 2022 MIP awards, performance units granted in fiscal year 2020 and earned over a three-year performance period and restricted units granted in fiscal year 2020 which vested at the end of fiscal year 2022.

The MIP awards were earned as follows:

Fiscal Year 2022 MIP Awards Earned

Performance Measure	Earned (% of Target)

ROIC	10%
Net Income	0%
DEI	100%
Overall*	16% to 23%
_____________
* Varies by officer due to differences in weighting of measures.

The following charts show our actual performance compared to the targets for the financial performance measures applicable to the MIP awards, each as calculated under our MIP and adjusted by the Compensation Committee as described on pages 35-36 under the heading “Incentive Compensation Awards - Fiscal Year 2022 MIP Awards.” DEI performance was based on the Committee’s assessment that management met expectations for the stated DEI objective.

The performance units were earned over fiscal year 2020 through fiscal year 2022 with a three-year average payout multiple based on performance achievement in each of three consecutive one-year performance periods, modified based on our three-year TSR performance relative to the companies in the S&P MidCap 400 Index. These units were earned at 70% of target, as set forth in the following table. The charts below show our actual performance compared to the targets for the performance measures used for fiscal year 2020 and fiscal year 2022, each as adjusted by the Compensation Committee as described on page 42 under the heading “Incentive Compensation Awards - Fiscal Year 2020 Performance Units and Restricted Units Earned in Fiscal Year 2022." For fiscal year 2021, the performance achievement was based on the Committee’s assessment of management’s performance in a number of specific areas, which we refer to as the “FY21 Performance Measures.” The FY21 Performance Measures included performance in the areas of (1) cash flow and working capital, (2) management of the COVID-19 crisis, (3) product launch, (4) customer satisfaction, (5) employee satisfaction and human resources management and (6) implementation of certain critical projects and processes and strategic business criteria.

Fiscal Year 2020 Performance Units Earned

Performance Measures	Earned (% of Target)

Fiscal Year 2020	140%
Fiscal Year 2021	100%
Fiscal Year 2022	22%
3-Year Average	87%
Relative TSR Modifier	x 80%
Total Earned (% of Target)	70%

CEO Transition

In October 2021, Sara Armbruster succeeded James Keane as our President and CEO. In connection with this transition:

•In April 2021, Ms. Armbruster was promoted to Executive Vice President and her base salary and MIP award target were increased. Upon her promotion to President and CEO in October 2021, her base salary was further increased. Ms. Armbruster also received a special restricted unit award in connection with each promotion.
•We entered into a Retention Award Agreement with David Sylvester, under which Mr. Sylvester is eligible to receive a cash retention payment in April 2023. The award was provided to support retention of a key leader during the CEO transition.
•As part of the transition in leadership, Allan Smith was promoted to Senior Vice President, Chief Revenue Officer in October 2021. In connection with his promotion, his base salary and MIP award target were increased, and he received a special restricted unit award.
•Eddy Schmitt received a special restricted unit award. The award was provided for engagement of a key leader during the CEO transition.
•We entered into a Voluntary Mutual Separation Agreement with James Ludwig, under which Mr. Ludwig’s employment with us ended in December 2021. Under that agreement, Mr. Ludwig is eligible to receive a severance payment and payment of certain health insurance premiums.
•Mr. Keane served as Vice Chair from October 2021 until his retirement in January 2022. His compensation was not changed during this time.

Compensation Philosophy and Objectives

Our philosophy for the compensation of all our employees, including the named executive officers, is to value the contribution of our employees, motivate achievement of strategic objectives that will contribute to our company’s success and share profits through broad-based incentive arrangements designed to reward performance.

The primary objectives of the compensation programs for our named executive officers are to:

•attract and retain highly qualified executives;
•motivate our executives to achieve our business objectives;
•reward our executives appropriately for their individual and collective contributions;
•align our executives’ interests with the long-term interests of our shareholders;
•ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies; and
•achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity LLP to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Specifically, Exequity supports the Committee by: (1) reviewing various elements of executive compensation including base salary, incentive plan targets and awards, (2) providing input on proxy disclosures, (3) attending Committee meetings, (4) providing perspective on current trends and developments in executive compensation and (5) completing additional projects, studies and analyses as requested by the Committee. Exequity also works cooperatively with management on behalf of the Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) short-term and long-term incentive compensation awards and (3) retirement plans and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to the CEO’s own compensation), the individual performance of each executive officer and our compensation philosophy and objectives described on page 30. Following approval by the Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for fiscal year 2022, the Compensation Committee used pay data from Willis Towers Watson’s general industry executive survey, excluding financial services, not-for-profit and energy companies, to reflect a large comparator group of companies. Due to the differences in revenue among the companies in the survey, regression analysis was used to adjust the data to reflect our size in fiscal year 2020 (our most recent full fiscal year prior to the date of the analysis) based on annual revenues of approximately $3.7 billion. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not each of these components of compensation and the total compensation of each of the officers is within a competitive range. In making its assessment, the Committee considers: (a) any difference between the role and responsibilities of each officer compared to the benchmark position in the survey results, (b) the specific contributions the officer has made to the successful achievement of our company goals, (c) the relative experience level of the officer and their tenure with our company and (d) the performance of our company, including stock price performance.

Our say-on-pay shareholder advisory vote received 98.4% approval at our 2021 annual shareholders’ meeting. No changes were made to our executive compensation policies and practices in fiscal year 2022 in response to our 2021 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved annually by the Compensation Committee as part of its overall review of executive compensation. As a general rule, base salaries for the officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

During fiscal year 2022, the base salaries of the named executive officers were increased as follows:

•In April 2021, Sara Armbruster’s base salary was increased from $466,600 to $650,000 in connection with her promotion to Executive Vice President. When she became President and CEO in October 2021, her base salary was increased to $825,000.
•In May 2021, each of the named executive officers other than Sara Armbruster received an annual increase to his or her base salary that was within a historically normal range.

•In October 2021, Allan Smith’s base salary was increased from $425,000 to $500,000 in connection with his promotion to Senior Vice President, Chief Revenue Officer.

Incentive Compensation Awards

Incentive compensation awards for our named executive officers are approved by the Compensation Committee, typically at regularly scheduled meetings at the beginning of each fiscal year, but awards may also be approved at any other regularly scheduled meeting or at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.
In fiscal year 2022, we awarded three types of incentive compensation to our named executive officers as part of our regular annual incentive compensation cycle:

•MIP awards earned based on our ROIC, net income and DEI performance for fiscal year 2022, with the potential for adjustment to the ROIC portion by the CEO for individual performance for the named executive officers other than the CEO;
•performance units to be earned over fiscal year 2022 through fiscal year 2024 with a three-year average payout multiple based on performance achievement in each of three consecutive one-year performance periods, modified based on our three-year TSR performance relative to a comparator group; and
•restricted units that vest at the end of fiscal year 2024.

These awards, in combination with similar awards made in prior fiscal years, create overlapping award cycles that are designed to provide a mix of cash and equity-based incentives, balance short-term and long-term performance and encourage retention.

As an illustration, the following chart shows the mix of compensation for fiscal year 2022 for James Keane, who served as CEO until October 2021 and as Vice Chair from October 2021 to January 2022, and Sara Armbruster, who served as Executive Vice President from April to October 2021 and as CEO thereafter, compared to the average of David Sylvester, Allan Smith, Lizbeth O’Shaughnessy and Robert Krestakos, the four other named executive officers who were executive officers at the end of the fiscal year. The MIP awards and performance units are valued at the target level of performance, and the restricted units and performance units are valued using the market price per share of our Class A Common Stock on the date the awards were approved. The chart does not include the special awards described on the following page. The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion to be earned based on achievement relative to various performance measures. The mix of compensation for Mr. Keane and Ms. Armbruster was more heavily weighted to performance and equity, although performance-based and equity awards were also significant components for the other officers.

In addition to issuing incentive awards annually, the Compensation Committee considers granting special awards to our named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. During fiscal year 2022, the Committee approved the following special incentive awards to our named executive officers:

•In April 2021, in connection with her promotion to Executive Vice President, Sara Armbruster received an award of 100,000 restricted units which will vest on the third anniversary of the grant date. In October 2021, in connection with her promotion to President and CEO, Ms. Armbruster received an award of 150,000 restricted units which will vest in equal thirds on the first, second and third anniversary of the grant date.
•In April 2021, we entered into a Retention Award Agreement with David Sylvester, under which he is eligible to receive a cash retention award of $577,900 in April 2023, subject to him remaining in good standing and being employed by us. The award was provided to support retention of a key leader during the CEO transition.
•In April 2021, Eddy Schmitt received an award of 8,500 restricted units which vested one year from the award date. The award was provided for engagement of a key leader during the CEO transition.
•In September 2021, in connection with his promotion to Senior Vice President, Chief Revenue Officer, Allan Smith received an award of 18,500 restricted units which will vest on the third anniversary of the grant date.

Fiscal Year 2022 MIP Awards

In fiscal year 2022, each of our named executive officers received a MIP award which was earned based on our (1) ROIC, (2) net income, and (3) DEI performance for fiscal year 2022. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target award for the portion earned based on our ROIC results for each of the officers other than the CEO. The CEO was permitted to modify the awards by up to 10% of the applicable officer’s base salary, positively or negatively, at the end of the fiscal year based on the CEO’s assessment of the officer’s performance during the year. This award design was intended to (1) balance our broad-based profit-sharing philosophy with accountability for the achievement of our financial plan, (2) incorporate a focus on our commitment to DEI and (3) provide our CEO with an opportunity to further differentiate compensation for the officers other than the CEO based on their performance. The MIP performance targets and payout levels are summarized in the following table, followed by a discussion of each performance measure.

Fiscal Year 2022 MIP Awards Performance Measures

Performance Level	ROIC		Net Income		DEI
	Performance	Amount Earned (% of target)	Performance (% of plan)	Amount Earned (% of target)	Amount Earned (% of target)

Threshold	0.0%	0%	50%	50%	0%
Target	8.25%	100%	87.5% to 112.5%	100%	100%
Maximum	18.25%	200%	150%	200%	125%

ROIC equals our net operating profit after tax divided by average invested capital. Net operating profit after tax represents our net income plus after-tax interest expense, adjusted to the extent approved by the Compensation Committee. Average invested capital represents our average shareholders’ equity and average long-term debt, as adjusted to the extent approved by the Committee. The Committee selected ROIC as a performance measure for the MIP awards to include a profit-sharing component in our incentive compensation program. The ROIC performance required to earn the threshold, target and maximum level of the ROIC portion of the MIP awards is shown in the table above, with interpolation used if the actual results do not fall directly on one of the performance levels. In setting the target at 8.25%, the Committee used our estimated weighted average cost of capital. As a profit-sharing company, the threshold performance level was set at zero percent, and the maximum performance level was set at ten percentage points above target.

Net income is net income as reported in our fiscal year 2022 financial statements, adjusted to the extent approved by the Compensation Committee. The Committee selected net income as a percentage of plan net income as a performance measure for the MIP awards to support the current year’s strategic goals and motivate our executives to achieve our business objectives. The net income performance required to earn the threshold, target and maximum level of the net income portion of the MIP awards is shown in the table above, with interpolation used if the actual results do not fall directly on one of the performance levels. The target was set based on the target net income in our fiscal year 2022 financial plan of $43.9 million, adjusted to the extent approved by the Committee. The Committee established a range for the target performance level based on market prevalence and to minimize the impact of immaterial items.

DEI performance is a measurement of management’s performance relative to a stated objective of driving progress across our broad set of short-term and long-term initiatives to advance diversity, equity and inclusion globally against our goals of (1) building diverse teams that reflect our communities, (2) ensuring equitable development opportunities and (3) creating a culture of inclusion. The Compensation Committee selected DEI as a performance measure for the MIP awards to emphasize our commitment to DEI on a global basis. The DEI performance scale ranges from a threshold of 0% of target to a maximum of 125% of target with a final multiple in an increment of 25%. DEI performance results are not based on a formula but judged holistically based on the Committee’s assessment of management’s progress toward the DEI objective.

James Keane, who was our CEO when the awards were made, presented to the Compensation Committee his recommendations for the size of the MIP awards for each named executive officer other than Sara Armbruster and himself, taking into consideration the factors described on page 31 under the heading “Annual Review.” In determining the size of the awards to be made to each officer, the Committee took into account Mr. Keane’s recommendations and reviewed the value of the awards as a percentage of the officer’s base salary relative to (1) the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and (2) the value of the awards proposed for each other officer.

The size of the named executive officers’ MIP awards for fiscal year 2022 were established as follows, as a percent of the applicable officer’s base salary:

Fiscal Year 2022 MIP Awards Size

Name	Portion Based on ROIC *	Portion Based on Net Income	Portion Based on DEI	Total

Sara E. Armbruster
2/27/2021 to 4/14/2021	30%	20%	10%	60%
4/15/2021 to 2/25/2022	30%	50%	20%	100%
David C. Sylvester	30%	40%	10%	80%
Allan W. Smith, Jr.
2/27/2021 to 10/3/2021	30%	20%	10%	60%
10/4/2021 to 2/25/2022	30%	40%	10%	80%
Lizbeth S. O’Shaughnessy	30%	20%	10%	60%
Robert G. Krestakos	30%	15%	5%	50%
James N. Ludwig	30%	15%	5%	50%
Eddy F. Schmitt	30%	15%	5%	50%
James P. Keane	30%	70%	20%	120%
_____________
* Subject to modification by our CEO, as described on page 33.

Our actual ROIC performance, as adjusted by the Compensation Committee, for fiscal year 2022 was 0.80%, which resulted in the portion of the awards based on ROIC performance being earned at 10% of target. The Committee approved adjustments to fiscal year 2022 ROIC for the following items:

•a gain from the sale of land;
•a gain from a cost-method investment; and
•the incremental increase in compensation for Sara Armbruster associated with her promotions to Executive Vice President and President and CEO.
The following chart depicts the ROIC performance scale for the awards and our actual ROIC performance for fiscal year 2022.

MIP Payout
as a % of Target
200%
100%
10%
0%
0.8%
8.25%
18.25%
FY22 ROIC
Target
Actual

Our CEO elected not to modify the size of the target awards for the ROIC portion for the other named executive officers based on their individual performance.

Our actual net income performance for fiscal year 2022, as adjusted by the Compensation Committee, was $4.0 million, or 8.6% of the target net income in our financial plan, as adjusted by the Committee, of $43.5 million, which resulted in the portion of the awards based on net income performance being earned at 0% of target. The Committee approved adjustments to fiscal year 2022 net income for the following items:

•estimated currency translation effects;
•the impact of acquisitions;
•a gain from a cost-method investment; and
•the incremental increase in compensation for Sara Armbruster associated with her promotions to Executive Vice President and President and CEO.
The following chart depicts the net income performance scale for the awards and our actual net income performance for fiscal year 2022.

MIP Payout
as a % of Target
200%
100%
0%
8.6%
0%
50%
100%
150%
FY22 Net Income
as a % of Plan
Target
Actual

The Compensation Committee determined that our actual DEI performance met expectations, which resulted in the portion of the award based on DEI performance being earned at 100% of target. The Committee utilized a detailed scorecard provided by management to inform its assessment of management’s progress against the DEI objective.

The following table shows the target amount compared to the amount earned by each named executive officer under their MIP awards for fiscal year 2022:

Fiscal Year 2022 MIP Awards Earned

Name	Target	Earned	Earned (% of Target)

Sara E. Armbruster	$671,932	$154,062	23%
David C. Sylvester	$473,557	$76,953	16%
Allan W. Smith, Jr.	$311,368	$58,832	19%
Lizbeth S. O’Shaughnessy	$302,014	$65,436	22%
Robert G. Krestakos	$203,209	$32,513	16%
James N. Ludwig	$163,082	$26,093	16%
Eddy F. Schmitt	$207,429	$33,189	16%
James P. Keane	$1,105,549	$211,897	19%

Long-Term Incentive Awards Made in Fiscal Year 2022

The long-term incentive awards made to our named executive officers in fiscal year 2022 were entirely equity-based and awarded 60% in the form of performance units and 40% in the form of restricted units in order to more closely align the interests of our executive officers with those of our shareholders. James Keane, who was our CEO when the awards were made, presented to the Compensation Committee his recommendations for the awards for each officer other than Sara Armbruster and himself, taking into account the factors described on page 31 under the heading “Annual Review.” In determining the size of the awards to be made to each officer, the Committee took into account Mr. Keane’s recommendations and reviewed (1) the estimated value of the recommended performance units and restricted units (using a recent average closing price for shares of our Class A Common Stock), calculated as a percentage of the officer’s base salary and relative to the median level of long-term incentive compensation shown in the market comparison study, and (2) the estimated expense for the awards.

The size of the named executive officers’ target long-term incentive awards for fiscal year 2022 were established as follows and based on the applicable officer’s base salary at the time the awards were made and used the 20-trading day average closing price for shares of our Class A Common Stock for the period ending one week prior to the approval of the award by the Compensation Committee:

Fiscal Year 2022 Long-Term Incentive Awards Size

Name	Total Long-Term Incentive Awards		Performance Units (60%)		Restricted Units (40%)
	% of Salary	Value	Number	Value	Number	Value

Sara E. Armbruster	250%	$1,627,080	65,500	$975,950	43,700	$651,130
David C. Sylvester	180%	$1,041,510	41,900	$624,310	28,000	$417,200
Allan W. Smith, Jr.	130%	$536,400	21,600	$321,840	14,400	$214,560
Lizbeth S. O’Shaughnessy	130%	$643,680	25,900	$385,910	17,300	$257,770
Robert G. Krestakos	80%	$317,370	12,800	$190,720	8,500	$126,650
James N. Ludwig	70%	$263,730	10,600	$157,940	7,100	$105,790
Eddy F. Schmitt	100%	$406,770	16,400	$244,360	10,900	$162,410
James P. Keane	500%	$5,200,100	209,400	$3,120,060	139,600	$2,080,040

Performance Units

The performance units will be earned over fiscal year 2022 through fiscal year 2024 with a three-year average payout multiple based on performance achievement in each of three consecutive one-year performance periods, modified based on our three-year TSR performance relative to the companies in the S&P MidCap 400 Index. This design recognizes the recession risk during a three-year performance period, while sustaining performance against annual goals, and is consistent with the design of performance units awarded in fiscal years 2020 and 2021. The performance measures, weightings, target levels and the performance scale for each one-year performance period will be determined by the Compensation Committee within the first three months of each fiscal year in the three-year period. This design and the relationship of these performance units to the performance units awarded in fiscal years 2020 and 2021 are illustrated in the following chart:

FY20
FY21
FY22
FY23
FY24
Fiscal Year 2020 Performance Unit Award
Year 1 Performance Measures
Year 2 Performance Measures
Year 3 Performance Measures
Three-Year Relative TSR Modifier
Fiscal Year 2021 Performance Unit Award
Year 1 Performance Measures
Year 2 Performance Measures
Year 3 Performance Measures
Three-Year Relative TSR Modifier
Fiscal Year 2022 Performance Unit Award
Year 1 Performance Measures
Year 2 Performance Measures
Year 3 Performance Measures
Three-Year Relative TSR Modifier

The Compensation Committee selected relative TSR performance as a modifier for the performance units to align the compensation of the named executive officers with the interests of our shareholders. Our TSR performance will be measured relative to the TSR performance of the companies in the S&P MidCap 400 Index over the three-year period. The performance units earned will be modified by up to 20%, either positively or negatively, based on the following scale, with interpolation used if the actual results do not fall directly on one of the performance levels.

Fiscal Year 2022 Performance Units Modifier Scale

Relative TSR Performance	Modifier

25th percentile or below	80%
50th percentile	100%
75th percentile or above	120%

The Compensation Committee established the following performance measures as the Year 1 performance measures for these awards: (1) fiscal year 2022 operating income relative to the target set forth in our financial plan, with a weighting of 75%, and (2) fiscal year 2022 revenue relative to the target set forth in our financial plan, with a weighting of 25%, each as adjusted to the extent approved by the Committee. The Committee selected these performance measures to reward performance relative to our strategic objectives and financial plan for fiscal year 2022. The Committee also established these performance measures, using the same targets and weighting, as the Year 2 performance measures for the three-year performance units awarded in fiscal year 2021 and as the Year 3 performance measures for the performance units awarded in fiscal year 2020.

The fiscal year 2022 operating income and revenue performance levels required to earn the threshold, target and maximum levels of performance units are shown in the following table, with interpolation used if the actual results do not fall directly on one of the performance levels. The targets were set based on the operating income and revenue in our fiscal year 2022 financial plan of $77.2 million and $2.775 billion, respectively, subject to adjustment by the Compensation Committee. The Committee established the ranges for the performance levels based on market prevalence. Additionally, the Committee established a range for the target performance level for operating income to minimize the impact of immaterial items relative to the financial plan.

Fiscal Year 2022 Performance Units - Year 1 Performance Measures

Performance Level	Fiscal Year 2022 Operating Income (75% Weighting)		Fiscal Year 2022 Revenue (25% Weighting)
	Performance (% of plan)	Amount Earned (% of target)	Performance (% of plan)	Amount Earned (% of target)

Threshold	50%	50%	90%	0%
Target	87.5% to 112.5%	100%	100%	100%
Maximum	150%	200%	110%	200%

Based on fiscal year 2022 actual performance (as adjusted by the Compensation Committee as detailed below), the payout multiple for the first year of the three-year performance period was 22% of target, as shown in the following table. The performance units are not earned until the payout multiples are determined for each of the three one-year performance periods and the three-year relative TSR modifier is determined and applied at the end of the three-year period.

Fiscal Year 2022 Performance Units - Year 1 Performance Results

Performance Period	Performance Measure	Performance			Payout (% of Target)	Weight	Payout Multiple (% of Target)
		Plan ($ in millions)	Actual ($ in millions)	Actual (% of Plan)

Fiscal Year 2022
	Operating Income	$76.7	$19.3	25.2%	0%	75%	22%
	Revenue	$2,804.0	$2,772.7	98.9%	88%	25%

The Compensation Committee approved adjustments to fiscal year 2022 revenue and operating income for the following items:

•estimated currency translation effects;
•the impact of acquisitions;
•a gain from a cost-method investment; and
•the incremental increase in compensation for Sara Armbruster associated with her promotions to Executive Vice President and President and CEO.

At the end of the performance period, the performance units will be settled in shares of our Class A Common Stock. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period.

Restricted Units

The restricted units granted in fiscal year 2022 will vest in full at the end of fiscal year 2024 and be settled in shares of our Class A Common Stock. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and will be paid during the vesting period.

Fiscal Year 2021 Performance Units to be Earned in Fiscal Year 2023

In fiscal year 2021, each of the named executive officers received a performance unit award to be earned over fiscal year 2021 through fiscal year 2023 with a design consistent with the performance units awarded in fiscal year 2022. During fiscal year 2022, the Compensation Committee established the same performance measures, targets and weightings for the Year 2 performance measures for the fiscal year 2021 performance units as were used for the Year 1 performance measures for the fiscal year 2022 performance units. A summary of the performance and payout scales set for the Year 1 and the Year 2 performance measures for the fiscal year 2021 performance units are shown in the following table.

Fiscal Year 2021 Performance Units - Year 1 and 2 Performance Measures

Performance Period	Performance Measure	Weight	Threshold		Target		Maximum
			Performance (% of Plan)	Payout (% of Target)	Performance (% of Plan)	Payout (% of Target)	Performance (% of Plan)	Payout (% of Target)

Fiscal Year 2021
	FY21 Performance Measures	100%	Committee Assessment	0%	Committee Assessment	100%	Committee Assessment	125%
Fiscal Year 2022
	Operating Income	75%	50%	50%	87.5% to 112.5%	100%	150%	200%
	Revenue	25%	90%	0%	100%	100%	110%	200%

Based on the Compensation Committee’s assessment of management’s performance in fiscal year 2021 and fiscal year 2022 actual performance (as adjusted by the Committee as described above under the heading “Incentive Compensation Awards - Long-Term Incentive Awards Made in Fiscal Year 2022 - Performance Units”), the payout multiples for the first and second years of the three-year performance period were 100% of target and 22% of target, respectively, as shown in the following table. The performance units are not earned until the payout multiples are determined for each of the three one-year performance periods and the three-year relative TSR modifier is determined and applied at the end of the three-year period.

Fiscal Year 2021 Performance Units - Year 1 and 2 Performance Results

Performance Period	Performance Measure	Performance			Payout (% of Target)	Weight	Payout Multiple (% of Target)
		Plan ($ in millions)	Actual ($ in millions)	Actual (% of Plan)

Fiscal Year 2021
	FY21 Performance Measures		Committee Assessment		100%	100%	100%
Fiscal Year 2022
	Operating Income	$76.7	$19.3	25.2%	0%	75%	22%
	Revenue	$2,804.0	$2,772.7	98.9%	88%	25%

Fiscal Year 2020 Performance Units and Restricted Units Earned in Fiscal Year 2022

In fiscal year 2022, the named executive officers earned two long-term incentive awards which were made in fiscal year 2020: performance units and restricted units. The restricted units vested at the end of fiscal year 2022 and settled in shares of our Class A Common Stock.

The performance units were earned over fiscal year 2020 through fiscal year 2022 with a three-year average payout multiple based on performance achievement in each of three consecutive one-year performance periods and modified based on our three-year TSR performance relative to the companies in the S&P MidCap 400 Index. The performance measures used for these performance units are set forth below. The FY21 Performance Measures are described on page 29 under the heading “Executive Summary - Incentive Compensation Earned in Fiscal Year 2022.”

Fiscal Year 2020 Performance Units - Year 1, 2 and 3 Performance Measures

Performance Period	Performance Measure	Weight	Threshold		Target		Maximum
			Performance (% of Plan)	Payout (% of Target)	Performance (% of Plan)	Payout (% of Target)	Performance (% of Plan)	Payout (% of Target)

Fiscal Year 2020
	Operating Income	75%	80%	50%	95% to 105%	100%	120%	200%
	Revenue	25%	90%	0%	100%	100%	110%	200%
Fiscal Year 2021
	FY21 Performance Measures	100%	Committee Assessment	0%	Committee Assessment	100%	Committee Assessment	125%
Fiscal Year 2022
	Operating Income	75%	50%	50%	87.5% to 112.5%	100%	150%	200%
	Revenue	25%	90%	0%	100%	100%	110%	200%

Our actual performance for fiscal years 2020 through 2022 (as adjusted by the Compensation Committee as detailed on the following page), resulted in the fiscal year 2020 performance units being earned at 70% of target, as set forth in the following table. The earned performance units were settled in shares of our Class A Common Stock, and dividend equivalents were paid on the earned shares based on the dividends declared and paid on our Class A Common Stock during the performance period.

Fiscal Year 2020 Performance Units - Total Performance Results

Performance Period	Performance Measure	Performance			Payout (% of Target)	Weight	Payout Multiple (% of Target)
		Plan ($ in millions)	Actual ($ in millions)	Actual (% of Plan)

Fiscal Year 2020
	Operating Income	$220.8	$249.8	113.1%	154%	75%	140%
	Revenue	$3,728.0	$3,723.7	99.9%	99%	25%
Fiscal Year 2021
	FY21 Performance Measures		Committee Assessment		100%	100%	100%
Fiscal Year 2022
	Operating Income	$76.7	$19.3	25.2%	0%	75%	22%
	Revenue	$2,804.0	$2,772.7	98.9%	88%	25%
Three-Year Average							87%
Fiscal Years 2020-2022	Relative TSR		14th Percentile		Modifier		x 80%
Total Performance Result							70%

The Committee approved adjustments to the fiscal year 2022 performance measures as described on page 40 under the heading “Incentive Compensation Awards - Long-Term Incentive Awards Made in Fiscal Year 2022 - Performance Units.” The Committee approved adjustments to the fiscal year 2020 performance measures for the following items:

•estimated currency translation effects;
•a gain from the sale of PolyVision;
•an adjustment to an earn-out arrangement related to an acquisition; and
•an impairment of a cost-method investment.

Fiscal Year 2023 Changes

For fiscal year 2023, the incentive compensation opportunities awarded to our named executive officers were consistent with the types of awards made in fiscal year 2022 and consisted of (1) MIP awards, (2) performance units which will be earned over fiscal year 2023 through fiscal year 2025 and (3) restricted units that vest at the end of fiscal year 2025. The MIP award and performance units utilize performance measures which are similar to the awards made in fiscal year 2022. The Compensation Committee approved the following changes for fiscal year 2023 for the named executive officers who were executive officers in April 2022:

•Base Salary: Effective May 30, 2022, Sara Armbruster’s base salary was increased to $925,000 and Allan Smith’s base salary was increased to $600,000. The other named executive officers received annual increases ranging from 5.9% to 6.7% of their base salary.
•MIP Awards: Sara Armbruster received a MIP award with a total target of 110% of her base salary, and Robert Krestakos received a MIP award with a total target of 60% of his base salary. The targets for the MIP awards granted to the other named executive officers were consistent with fiscal year 2022.
•Long-Term Incentive Awards: Sara Armbruster received long-term incentive awards with a value of 400% of her base salary, Allan Smith received long-term incentive awards with a value of

180% of his base salary, and Robert Krestakos received long-term incentive awards with a value of 100% of his base salary. The other named executive officers received long-term incentive awards with values as a percent of their base salaries which were consistent with the awards made in fiscal year 2022.
•Special Restricted Unit Awards: Each of the named executive officers other than Sara Armbruster received a special restricted unit award with a value of 33% of their base salary which will vest in full at the end of fiscal year 2024. These awards require continued employment until the vesting date and are forfeitable if the officer retires prior to vesting. The awards were designed to assist with engagement and retention given the challenging business environment and high competition for talent.

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•our Retirement Plan;
•our Restoration Retirement Plan; and
•our Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to eligible U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year. For fiscal year 2022, we matched 50% of the first 6% of eligible pay each participant contributed, and we made a contribution of 2% of each participant’s eligible pay to the Retirement Plan.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our Management Incentive Plan, or MIP, for whom contributions to our Retirement Plan are limited by eligible pay caps under Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2022, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2022, participants could elect to defer up to 50% of their base salary and/or up to 75% of their MIP award into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the named executive officers, other than Eddy Schmitt, participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements on pages 54-56 under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of

Steelcase Inc. who are qualified retirees.  We currently allow eligible U.S. retirees to continue to receive healthcare benefits, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage.  All retirees pay the full cost of dental and vision coverage.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any supplemental healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2022, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. In connection with our CEO transition, effective October 4, 2021, James Keane was no longer a participant in the Executive Severance Plan. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the officers who were employed by us as of the end of fiscal year 2022 is detailed in Executive Compensation, Retirement Programs and Other Arrangements on pages 56-60 under the heading “Termination or Change in Control Payments.”

In September 2021, we entered into a Voluntary Mutual Separation Agreement with James Ludwig, under which Mr. Ludwig’s employment with us ended on December 31, 2021. Under the agreement, we agreed to pay Mr. Ludwig one year of his base salary and health insurance premiums, and Mr. Ludwig agreed that he will not compete with us for twelve months following the end of his employment. In connection with his voluntary separation, Mr. Ludwig will not receive any benefits under our Executive Severance Plan, but he is eligible to receive benefits as a qualified retiree under our various compensation and benefit plans.

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The perquisites received in fiscal year 2022 by the officers were: (1) an optional annual executive physical examination, (2) in the case of Sara Armbruster only, a home security system and monitoring, (3) in the case of James Keane only, home security monitoring, a Steelcase chair that he received in connection with his retirement and reimbursement for the payment of taxes related to his receipt of the chair, and (4) in the case of Eddy Schmitt only, round trip airfare for annual home leave for him and his family, pursuant to an agreement we entered into with him in fiscal year 2014. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the officers, other than Sara Armbruster, in fiscal year 2022 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company, including, but not limited to, medical, dental, vision, life and disability insurance, wellbeing offerings, charitable gift matching and discounts on company products.

Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders and has delegated to the Compensation Committee the authority to oversee, interpret, amend and restate the guidelines. Under our current guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times their base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the holding requirements by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual equity award to meet their holding requirements in order to allow them an appropriate period of time to build their holdings through annual equity awards, and an executive officer who is appointed CEO is given a period of five fiscal years from their first equity award received as CEO to meet their increased holding requirement.

In addition to shares owned by our executives, holdings which count toward satisfaction of their holding requirements include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers who are currently executive officers are in compliance with our stock ownership guidelines.

Hedging, Speculative Transactions and Stock Pledging

We prohibit our employees, officers and directors from engaging in any hedging transactions with regard to our stock, including prepaid variable forwards, equity swaps, collars, exchange funds or any other transactions in which the employee, officer or director continues to own the securities without the full risks and rewards of ownership. Our directors and executive officers are also prohibited from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls.

Our executive officers are prohibited from purchasing our company’s securities on margin, borrowing against our company’s securities in a margin account or otherwise pledging our company’s securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and our Incentive Compensation Plan, or ICP, have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) Sara Armbruster, our CEO, (2) David Sylvester, our Chief Financial Officer, (3) our three other most highly paid executive officers as of the end of fiscal year 2022, (4) two other individuals, each of whom was an executive officer during fiscal year 2022 and would have been one of our three other most highly paid executive officers if they had been an executive officer at the end of the year, and (5) James P. Keane, our former CEO. In this proxy statement, we refer to these eight executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Sara E. Armbruster	2022	$697,395	$4,462,068	$154,062	$—	$107,021	$5,420,546
President and Chief Executive Officer	2021	$398,405	$570,971	$235,413	$79,595	$55,164	$1,339,548
	2020	$472,977	$269,747	$741,278	$405,293	$78,934	$1,968,229

David C. Sylvester	2022	$592,040	$1,089,981	$76,953	$—	$52,503	$1,811,477
Senior Vice President, Chief Financial Officer	2021	$493,438	$1,241,011	$446,344	$14,738	$84,696	$2,280,227
	2020	$585,744	$599,013	$1,287,708	$198,345	$122,326	$2,793,136

Allan W. Smith, Jr.	2022	$453,038	$752,843	$58,832	$—	$33,233	$1,297,946
Senior Vice President, Chief Revenue Officer	2021	$351,785	$504,989	$203,436	$46,613	$48,437	$1,155,260
	2020	$417,615	$283,801	$616,425	$235,110	$68,488	$1,621,439

Lizbeth S. O’Shaughnessy	2022	$503,423	$673,040	$65,436	$—	$40,861	$1,282,760
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary	2021	$421,373	$723,797	$302,172	$14,132	$61,214	$1,522,688
	2020	$500,202	$370,455	$804,987	$111,921	$87,512	$1,875,077

Robert G. Krestakos	2022	$406,490	$331,969	$32,513	$—	$28,575	$799,547
Vice President, Global Operations

James N. Ludwig (6)	2022	$326,231	$276,081	$26,093	$—	$430,686	$1,059,091
Former Vice President, Global Design and Product Engineering

Eddy F. Schmitt (7)	2022	$414,923	$547,490	$33,189	$—	$31,066	$1,026,668
Senior Vice President, Americas

James P. Keane (8)	2022	$930,045	$5,057,410	$211,897	$—	$125,631	$6,324,983
Former President and Chief Executive Officer; Former Vice Chair	2021	$740,000	$4,808,704	$1,609,208	$17,965	$231,297	$7,407,174
	2020	$1,050,385	$2,400,000	$3,883,539	$143,324	$307,940	$7,785,188

_____________

(1)During fiscal year 2021, in response to the COVID-19 crisis, the base salaries of the named executive officers were temporarily reduced. Fiscal years 2022 and 2021 included 52 weeks, and fiscal year 2020 included 53 weeks.
(2)The amounts shown in this column are the aggregate grant date fair values computed in accordance with ASC Topic 718 for performance units and restricted units granted during the applicable fiscal year.
•The amounts shown for fiscal year 2022 relate to: (a) one-third of the performance units granted in fiscal year 2022, (b) one-third of the three-year performance units granted in fiscal year 2021, (c) one-third of the performance units granted in fiscal year 2020 and (d) restricted units granted in fiscal year 2022.
◦The grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2022 represent the value of one-third of the total target number of units awarded in fiscal years 2022, 2021 and 2020, reflective of the portion of each award considered granted in fiscal year 2022.  The performance measures for the remaining portions of the awards will be established by the Compensation Committee in subsequent fiscal years, and those portions of the awards will be reported in the Summary Compensation Table for those fiscal years. Assuming that the highest level of performance conditions will be achieved, the value of these awards using the grant date fair values would be as follows:
▪For year 1 of the fiscal year 2022 awards: $679,006 for Sara Armbruster; $434,374 for David Sylvester; $223,920 for Allan Smith; $268,486 for Lizbeth O’Shaughnessy; $132,704 for Robert Krestakos; $109,876 for James Ludwig; $170,024 for Eddy Schmitt and $2,170,780 for James Keane.
▪For year 2 of the fiscal year 2021 awards: $267,904 for Sara Armbruster; $597,324 for David Sylvester; $237,104 for Allan Smith; $368,704 for Lizbeth O’Shaughnessy; $182,000 for Robert Krestakos; $151,200 for James Ludwig; $232,400 for Eddy Schmitt and $2,581,600 for James Keane.
▪For year 3 of the fiscal year 2020 awards: $152,295 for Sara Armbruster; $339,065 for David Sylvester; $134,553 for Allan Smith; $208,921 for Lizbeth O’Shaughnessy; $103,584 for Robert Krestakos; $85,895 for James Ludwig; $131,897 for Eddy Schmitt; and $1,328,000 for James Keane.
◦The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
•The amounts shown for fiscal year 2021 relate to: (a) one-year performance units granted in fiscal year 2021, (b) one-third of the three-year performance units granted in fiscal year 2021, (c) one-third of the performance units granted in fiscal year 2020 and (d) restricted units granted in fiscal year 2021.
◦The grant date fair value of the one-year performance units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned.
◦The grant date fair value of the other performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2021 represent the value of one-third of the total target number of units awarded in fiscal years 2021 and 2020, reflective of the portion of each award considered granted in fiscal year 2021.
◦The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
•The amounts shown for fiscal year 2020 relate to: (a) one-third of the performance units granted in fiscal year 2020 and (b) restricted units granted in fiscal year 2020.
◦The performance conditions for the first year of the performance units granted in fiscal year 2020 were established in fiscal year 2020, and the grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2020 represent the value of one-third of the total target number of units awarded in fiscal year 2020, reflective of the portion of the award considered granted in fiscal year 2020.
◦The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
The assumptions made in the valuation of such awards are disclosed in Note 17 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2022 filed with the SEC on April 15, 2022.
(3)The amounts shown in this column represent:
•for fiscal year 2022, MIP awards earned and payable in cash shortly after the end of the fiscal year; and
•for fiscal year 2021 and fiscal year 2020, the sum of (a) MIP awards earned and payable in cash shortly after the end of the applicable fiscal year and (b) cash-based awards which were earned based on our average ROIC performance over fiscal years 2019 through 2021 and fiscal years 2018 through 2020, and payable in cash shortly after the end of fiscal years 2021 and 2020, respectively.
(4)The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by compensation, plan provisions and the discount rate and reflect the following: (a) in fiscal year 2022, an increase in the discount rate from 2.0% to 3.0%, (b) in fiscal year 2021, a decrease in the discount rate from 2.2% to 2.0%, and (c) in fiscal year 2020, a decrease in the discount rate from 3.9% to 2.2%. For fiscal year 2022, the change in actuarial present value of accumulated benefit under the Executive Supplemental Retirement Plan were reductions as follows: Sara Armbruster, $143,572; David Sylvester, $71,547; Allan Smith, $65,287; Lizbeth O’Shaughnessy, $68,566; Robert Krestakos, $63,790; James Ludwig, $26,772 and James Keane, $87,433, so the amounts are reflected as zero in accordance with the SEC’s rules and regulations. Eddy F. Schmitt is not a participant in the Executive Supplemental Retirement Plan. Earnings under our Restoration Retirement Plan and Deferred Compensation Plan are not included because they are not earned at a preferential rate.
(5)The amounts shown in this column for fiscal year 2022 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Other	Total All Other Compensation

Sara E. Armbruster	$46,296	$560	$60,165	$107,021
David C. Sylvester	$51,903	$600	$—	$52,503
Allan W. Smith, Jr.	$32,739	$494	$—	$33,233
Lizbeth S. O’Shaughnessy	$40,268	$593	$—	$40,861
Robert G. Krestakos	$28,100	$475	$—	$28,575
James N. Ludwig	$23,170	$376	$407,140	$430,686
Eddy F. Schmitt	$30,580	$486	$—	$31,066
James P. Keane	$122,996	$500	$2,135	$125,631
For Sara Armbruster, the amount shown in the “Other” column relates to a home security system and monitoring. For James Ludwig, the amount shown in the “Other” column represents the amounts payable to him under the Voluntary Mutual Separation Agreement described in Compensation Discussion and Analysis on page 44 under the heading “Severance and Change in Control Benefits.” For James Keane, the amount shown in the “Other” column represents the amount reimbursed for the payment of taxes related to a Steelcase chair we gave Mr. Keane in connection with his retirement.
(6)    James Ludwig’s employment with us ended on December 31, 2021.
(7)    Eddy Schmitt served as an executive officer until October 3, 2021, but he continues to serve as our Senior Vice President, Americas.
(8)    James Keane served as our President and CEO until October 3, 2021, and he then served as our Vice Chair until he retired on January 7, 2022.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2022 under our incentive compensation plans.

Fiscal Year 2022 Grants of Plan-Based Awards

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum

Sara E. Armbruster	4/15/21 (2)	4/15/21	$164,971	$671,932	$1,256,027
	4/15/21 (3)	4/9/19				1,720	5,734	13,761		$76,148
	4/15/21 (4)	5/4/20				2,870	9,568	22,963		$133,952
	4/15/21 (5)	4/15/21				6,549	21,833	52,399		$339,503
	4/15/21 (6)	4/15/21							43,700	$631,465
	4/15/21 (6)	4/15/21							100,000	$1,445,000
	10/13/21(6)	10/13/21							150,000	$1,836,000

David C. Sylvester	4/15/21 (2)	4/15/21	$118,389	$473,557	$1,021,107
	4/15/21 (3)	4/9/19				3,829	12,766	30,638		$169,532
	4/15/21 (4)	5/4/20				6,399	21,333	51,199		$298,662
	4/15/21 (5)	4/15/21				4,190	13,967	33,520		$217,187
	4/15/21 (6)	4/15/21							28,000	$404,600

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Allan W. Smith, Jr.	4/15/21 (2)	4/15/21	$65,173	$311,368	$679,306
	4/15/21 (3)	4/9/19				1,519	5,066	12,158		$67,276
	4/15/21 (4)	5/4/20				2,540	8,468	20,323		$118,552
	4/15/21 (5)	4/15/21				2,160	7,200	17,280		$111,960
	4/15/21 (6)	4/15/21							14,400	$208,080
	9/22/21 (6)	9/22/21							18,500	$246,975

Lizbeth S. O’Shaughnessy	4/15/21 (2)	4/15/21	$50,336	$302,014	$666,949
	4/15/21 (3)	4/9/19				2,359	7,866	18,878		$104,460
	4/15/21 (4)	5/4/20				3,950	13,168	31,603		$184,352
	4/15/21 (5)	4/15/21				2,589	8,633	20,719		$134,243
	4/15/21 (6)	4/15/21							17,300	$249,985

Robert G. Krestakos	4/15/21 (2)	4/15/21	$30,481	$203,209	$472,462
	4/15/21 (3)	4/9/19				1,170	3,900	9,360		$51,792
	4/15/21 (4)	5/4/20				1,950	6,500	15,600		$91,000
	4/15/21 (5)	4/15/21				1,280	4,267	10,240		$66,352
	4/15/21 (6)	4/15/21							8,500	$122,825

James N. Ludwig	4/15/21 (2)	4/15/21	$24,462	$163,082	$379,166
	4/15/21 (3)	4/9/19				970	3,234	7,761		$42,948
	4/15/21 (4)	5/4/20				1,620	5,400	12,960		$75,600
	4/15/21 (5)	4/15/21				1,059	3,533	8,479		$54,938
	4/15/21 (6)	4/15/21							7,100	$102,595

Eddy F. Schmitt	4/15/21 (2)	4/15/21	$31,114	$207,429	$482,272
	4/15/21 (3)	4/9/19				1,489	4,966	11,918		$65,948
	4/15/21 (4)	5/4/20				2,490	8,300	19,920		$116,200
	4/15/21 (5)	4/15/21				1,640	5,467	13,120		$85,012
	4/15/21 (6)	4/15/21							10,900	$157,505
	4/15/21 (6)	4/15/21							8,500	$122,825

James P. Keane	4/15/21 (2)	4/15/21	$322,452	$1,105,549	$2,072,906
	4/15/21 (3)	4/11/19				15,000	50,000	120,000		$664,000
	4/15/21 (4)	5/4/20				27,660	92,200	221,280		$1,290,800
	4/15/21 (5)	4/15/21				20,940	69,800	167,520		$1,085,390
	4/15/21 (6)	4/15/21							139,600	$2,017,220
_____________
(1)The grant date represents the date on which the applicable award was granted under ASC Topic 718, and the approval date represents the date on which the applicable award was approved by the Compensation Committee (or, as applicable, the date on which the award was ratified by the Board of Directors).
(2)These lines show the potential payout opportunity for MIP awards for fiscal year 2022. Following the end of fiscal year 2022, actual performance resulted in these awards being earned as follows and paid in cash: (a) the portion based on ROIC performance was earned at 10% of target, (b) the portion based on net income performance was earned at 0% of target and (c) the portion based on DEI performance was earned at 100% of target. Our CEO did not modify the size of the target awards for the portion earned based on ROIC performance. The actual amounts earned in fiscal year 2022 were: Sara Armbruster, $154,062; David Sylvester, $76,953; Allan Smith, $58,832; Lizbeth O’Shaughnessy, $65,436; Robert Krestakos, $32,513; James Ludwig, $26,093; Eddy Schmitt, $33,189; and James Keane, $211,897.
(3)These lines show one-third of the performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to a peer group over the three-year period. The amounts shown represent one-third of such awards as the performance measures and targets for the third one-year performance period were approved during fiscal year 2022. The performance measures for fiscal year 2022 for these awards are 75% based on operating income and 25% based on revenue. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
(4)These lines show one-third of the performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2021 through fiscal year 2023 and modified based on our TSR performance relative to a peer group over the three-year period. The amounts shown represent one-third of such awards as the performance measures and targets for only the second one-year performance period were approved during fiscal year 2022. The performance measures for fiscal year 2022 for these awards are 75% based on operating income and 25% based on revenue. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
(5)These lines show one-third of the performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2022 through fiscal year 2024 and modified based on our TSR performance relative to a peer group over the three-year period. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were approved during fiscal year 2022. The performance measures for fiscal year 2022 for these awards are 75% based on operating income and 25% based on revenue. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
(6)These lines show restricted unit awards made under our ICP. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

The material terms of the MIP awards, performance units and restricted units reflected in the Summary Compensation Table can be found in Compensation Discussion and Analysis on pages 32-42 under the heading "Incentive Compensation Awards."

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our ICP which remained outstanding at the end of fiscal year 2022, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2022 of $12.39 per share.

Fiscal Year 2022 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Sara E. Armbruster
Restricted units	19,200 (1)	$237,888
Restricted units	43,700 (2)	$541,443
Restricted units	100,000 (3)	$1,239,000
Restricted units	150,000 (4)	$1,858,500
Performance units			19,134 (7)	$237,070
Performance units			21,833 (8)	$270,511

David C. Sylvester
Restricted units	42,700 (1)	$529,053
Restricted units	28,000 (2)	$346,920
Performance units			42,666 (7)	$528,632
Performance units			13,967 (8)	$173,051

Allan W. Smith, Jr.
Restricted units	16,900 (1)	$209,391
Restricted units	14,400 (2)	$178,416
Restricted units	18,500 (5)	$229,215
Performance units			16,934 (7)	$209,812
Performance units			7,200 (8)	$89,208

Lizbeth S. O’Shaughnessy
Restricted units	26,300 (1)	$325,857
Restricted units	17,300 (2)	$214,347
Performance units			26,334 (7)	$326,278
Performance units			8,633 (8)	$106,963

Robert G. Krestakos
Restricted units	13,000 (1)	$161,070
Restricted units	8,500 (2)	$105,315
Performance units			13,000 (7)	$161,070
Performance units			4,267 (8)	$52,868

James N. Ludwig
Restricted units	10,800 (1)	$133,812
Restricted units	7,100 (2)	$87,969
Performance units			10,800 (7)	$133,812
Performance units			3,533 (8)	$43,774

Eddy F. Schmitt
Restricted units	16,600 (1)	$205,674
Restricted units	10,900 (2)	$135,051
Restricted units	8,500 (6)	$105,315
Performance units			16,600 (7)	$205,674
Performance units			5,467 (8)	$67,736

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James P. Keane
Restricted units	184,400 (1)	$2,284,716
Restricted units	139,600 (2)	$1,729,644
Performance units			184,400 (7)	$2,284,716
Performance units			69,800 (8)	$864,822
_____________
(1)These restricted units will vest at the end of fiscal year 2023.
(2)These restricted units will vest at the end of fiscal year 2024.
(3)These restricted units will vest on April 15, 2024.
(4)These restricted units will vest in thirds on October 13, 2022, October 13, 2023 and October 14, 2024.
(5)These restricted units will vest on September 22, 2024.
(6)These restricted units will vest on April 15, 2022.
(7)These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2021 through fiscal year 2023 and modified based on our TSR performance relative to a peer group over fiscal years 2021 through 2023 and, if earned, will vest in full at the end of fiscal year 2023. The amounts shown represent two-thirds of such awards as the performance measures and targets for only the first two one-year performance periods were established by the end of fiscal year 2022. Because the performance as of the end of fiscal year 2022 was below the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award in accordance with the SEC’s rules and regulations.
(8)These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2022 through fiscal year 2024 and modified based on our TSR performance relative to a peer group over fiscal years 2022 through 2024 and, if earned, will vest in full at the end of fiscal year 2024. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were established by the end of fiscal year 2022. Because the performance as of the end of fiscal year 2022 was below target performance for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award in accordance with the SEC’s rules and regulations.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2022.

Fiscal Year 2022 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

Sara E. Armbruster	23,540	$288,891
David C. Sylvester	52,310	$641,955
Allan W. Smith, Jr.	23,740	$291,691
Lizbeth S. O’Shaughnessy	32,320	$396,645
Robert G. Krestakos	17,990	$221,012
James N. Ludwig	15,290	$187,881
Eddy F. Schmitt	26,430	$325,069
James P. Keane	205,000	$2,515,800
_____________
(1)The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding our only plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2022 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

Sara E. Armbruster	Executive Supplemental Retirement Plan	9	$1,704,723
David C. Sylvester	Executive Supplemental Retirement Plan	14	$2,230,317
Allan W. Smith, Jr.	Executive Supplemental Retirement Plan	9	$1,904,468
Lizbeth S. O’Shaughnessy	Executive Supplemental Retirement Plan	11	$2,075,146
Robert G. Krestakos	Executive Supplemental Retirement Plan	10	$1,826,555
James N. Ludwig	Executive Supplemental Retirement Plan	10	$1,764,676
Eddy F. Schmitt	None	—	$—
James P. Keane	Executive Supplemental Retirement Plan	20	$3,057,123
_____________
(1)The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2022. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.
(2)The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2022. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits are fully vested and the executive officer becomes eligible for early retirement.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant’s final vesting year, if later, plus (2) $50,000, followed by
•ten annual payments of $50,000.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if they died, became totally disabled or qualified for retirement and retired at that point.

A participant is eligible for normal retirement from our company under the SERP at age 65. A participant is eligible for early retirement from our company under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the named executive officers is age 65 or older, but David Sylvester, Allan Smith, Lizbeth O’Shaughnessy and Robert Krestakos meet the requirements for early retirement. James Keane and James Ludwig met the requirements for early retirement at the time of their separations in fiscal year 2022 and will receive benefits beginning in fiscal year 2023.

Deferred Compensation

The following table shows information for fiscal year 2022 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.
Fiscal Year 2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)

Sara E. Armbruster	$—	$31,796	$30,854	$693,395
David C. Sylvester	$28,433	$37,403	$46,120	$1,429,172
Allan W. Smith, Jr.	$—	$18,239	$20,692	$549,705
Lizbeth S. O’Shaughnessy	$—	$25,768	$30,350	$587,473
Robert G. Krestakos	$—	$13,600	$4,965	$405,805
James N. Ludwig	$—	$9,222	$63,208	$641,836
Eddy F. Schmitt	$—	$16,080	$(668)	$316,473
James P. Keane	$—	$113,463	$53,847	$1,971,862
_____________
(1)The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. Of the total amount shown, $28,433 for David Sylvester was reported as compensation in fiscal year 2021 in the Summary Compensation Table.
(2)The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2022. All of such amounts are reported as compensation for the officers in fiscal year 2022 in the All Other Compensation column of the Summary Compensation Table.
(3)The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan during fiscal year 2022. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan as of the end of fiscal year 2022. Of the amounts contributed to these plans, $321,582 for Sara Armbruster, $943,914 for David Sylvester, $105,203 for Allan Smith, $296,830 for Lizbeth O’Shaughnessy, $44,322 for Robert Krestakos, $38,103 for Eddy Schmitt and $1,235,956 for James Keane were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their MIP award into an unfunded account with our company on a tax-deferred basis. We do not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2022, we made a matching contribution and an annual contribution to each participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan. The participant’s account balance is fully vested after two years of employment with us. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers other than James Ludwig and James Keane if a termination of employment and/or change in control had happened on February 25, 2022, the last day of our fiscal year 2022. Because James Ludwig and James Keane were no longer employed by us as of the end of fiscal year 2022, the table reflects the amounts payable to each of them in connection with, and as of, the date of their termination of employment with us.

The various circumstances under which payments would have been made, have been paid or are payable are categorized as follows:

•Retirement - meaning the officer voluntarily terminated their employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus continuous years of service equals or exceeds 80. Sara Armbruster and Eddy Schmitt were not eligible to receive retirement or early retirement benefits as of February 25, 2022, so we do not present any information about payments that would be made upon retirement to Ms. Armbruster and Mr. Schmitt.
•Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability” or “total disability,” as defined in the applicable plans.
•Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.
•Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded their termination.
Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Long-Term Incentive Awards (2)	SERP (3)	Other Benefits (4)	Excise Tax Gross Up (5)	Total

Sara E. Armbruster
Death or disability	$—	$4,413,396	$2,096,594	$—	$—	$6,509,990
Termination without cause	$3,300,000	$3,876,831	$—	$39,240	$—	$7,216,071
Change in control	$—	$5,104,985	$—	$—	$—	$5,104,985
Termination after change in control	$4,950,000	$5,104,985	$1,836,703	$39,240	$2,456,505	$14,387,433

David C. Sylvester
Retirement	$—	$1,906,377	$2,230,317	$—	$—	$4,136,694
Death or disability	$—	$1,623,729	$2,230,317	$577,900	$—	$4,431,946
Termination without cause	$1,071,000	$1,906,377	$2,230,317	$28,764	$—	$5,236,458
Change in control	$—	$2,268,411	$—	$577,900	$—	$2,846,311
Termination after change in control	$2,142,000	$2,268,411	$2,230,317	$606,664	$—	$7,247,392

Allan W. Smith, Jr.
Retirement	$—	$1,073,508	$1,904,468	$—	$—	$2,977,976
Death or disability	$—	$935,207	$1,904,468	$—	$—	$2,839,675
Termination without cause	$900,000	$1,073,508	$1,904,468	$34,362	$—	$3,912,338
Change in control	$—	$1,233,895	$—	$—	$—	$1,233,895
Termination after change in control	$1,800,000	$1,233,895	$1,904,468	$34,362	$—	$4,972,725

Lizbeth S. O’Shaughnessy
Retirement	$—	$1,176,537	$2,075,146	$—	$—	$3,251,683
Death or disability	$—	$1,001,883	$2,075,146	$—	$—	$3,077,029
Termination without cause	$808,800	$1,176,537	$2,075,146	$35,478	$—	$4,095,961
Change in control	$—	$1,400,114	$—	$—	$—	$1,400,114
Termination after change in control	$1,617,600	$1,400,114	$2,075,146	$35,478	$—	$5,128,338

Robert G. Krestakos
Retirement	$—	$580,657	$1,826,555	$—	$—	$2,407,212
Death or disability	$—	$494,358	$1,826,555	$—	$—	$2,320,913
Termination without cause	$613,110	$580,657	$1,826,555	$32,382	$—	$3,052,704
Change in control	$—	$691,078	$—	$—	$—	$691,078
Termination after change in control	$1,226,220	$691,078	$1,826,555	$32,382	$—	$3,776,235

James N. Ludwig	$388,000	$457,265	$1,756,691	$19,140	$—	$2,621,096

Eddy F. Schmitt
Death or disability	$—	$737,385	$—	$—	$—	$737,385
Termination without cause	$625,500	$446,040	$—	$39,096	$—	$1,110,636
Change in control	$—	$989,056	$—	$—	$—	$989,056
Termination after change in control	$1,251,000	$989,056	$—	$39,096	$—	$2,279,152

James P. Keane	$—	$8,417,129	$3,045,016	$—	$—	$11,462,145
_____________

(1)Severance Payment: The amounts shown in this column represent the severance payments that would be made pursuant to our Executive Severance Plan to each of the named executive officers other than James Ludwig and James Keane.
•For Sara Armbruster:
◦in the event of a termination without cause, two times the sum of (a) her base salary on the date of termination plus (b) her target MIP award for the year; and
◦in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:
◦in the event of a termination without cause, the sum of (a) their base salary on the date of termination plus (b) their target MIP award for the year; and
◦in the event of a termination after change in control, two times the sum of (a) and (b).
For James Ludwig, the amount shown in this column represents the severance payment that is payable under the Voluntary Mutual Separation Agreement with Mr. Ludwig equal to one year of his base salary on the date of the agreement.
(2)Long-Term Incentive Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest or pay out under certain circumstances pursuant to the ICP.
In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and will be earned in accordance with their terms following retirement. For David Sylvester, Allan Smith, Lizbeth O’Shaughnessy and Robert Krestakos, the amounts shown in the “Retirement” row represent the sum of: (a) the number of restricted units held as of February 25, 2022, multiplied by the market price of our Class A Common Stock on that date ,and (b) the value of the performance units held as of February 25, 2022, based on the level of performance through that date compared to the performance goals for those awards, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would be payable based on such level of performance.
In the case of death or disability, an officer’s unvested restricted units vest, and all or a portion of the officer’s unearned performance units may be earned at target levels depending on the timing of the death or disability relative to the grant date of the awards. The amounts shown in the “Death or disability” row represent the sum of: (a) the number of restricted units held as of February 25, 2022, multiplied by the market price of our Class A Common Stock on that date, and (b) the value of the performance units held as of February 25, 2022, based on the portion of the target awards that would have been earned, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would have been earned.
In the case of termination without cause, an officer’s unvested restricted units vest, but the officer’s unearned performance units are forfeited unless the officer is eligible for retirement. David Sylvester, Allan Smith, Lizbeth O’Shaughnessy and Robert Krestakos were eligible for retirement, so the amounts shown for them in the “Termination without cause” row are the same as the amounts shown in the “Retirement” row. For Sara Armbruster and Eddy Schmitt, the amounts shown for them in the “Termination without cause” row represent the number of restricted units held as of February 25, 2022, multiplied by the market price of our Class A Common Stock on that date.
In the case of a change in control or termination after change in control, the amounts shown reflect the amounts payable in the scenario where the acquiring company does not assume or provide substitution for the long-term incentive awards. Under the terms of the awards, the performance units would have been payable based on the greater of (a) the target level of performance or (b) the actual performance through the end of fiscal year 2022, plus the dividend equivalents that would have been earned.

For James Ludwig and James Keane, following the termination of their employment, their unvested restricted units and unearned performance units continue to vest and will be earned in accordance with their terms. The amounts shown for them in this column represent the sum of: (a) the number of restricted units held as of the date of termination of their employment, multiplied by the market price of our Class A Common Stock on that date, and (b) the value of the performance units held as of the date of termination of their employment, based on the level of performance through that date compared to the performance goals for those awards, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would be payable on such level of performance.
(3)SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for David Sylvester, Allan Smith, Lizbeth O’Shaughnessy and Robert Krestakos represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2022 Pension Benefits Table on page 54.
The amounts shown in this column in the “Death or disability” row for each officer other than Eddy Schmitt represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of death or disability.
The amounts shown in this column in the “Termination after change in control” row for each officer other than Eddy Schmitt are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.
For James Ludwig and James Keane, the amounts shown in this column represent the present value of the benefits they will receive under our Executive Supplemental Retirement Plan as of the date of their termination of employment.
(4)Other Benefits: The amounts shown in this column in the “Termination without cause” and “Termination after change in control” rows include:
•the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan; and
•payments that would be under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for themselves and their eligible dependents under our benefit plans for a period of 18 months and are as follows: Sara Armbruster, $30,240; David Sylvester, $19,764; Allan Smith, $25,362; Lizbeth O’Shaughnessy, $26,478; Robert Krestakos, $23,382; and Eddy Schmitt, $30,096.
The amounts shown in this column in the “Death or disability,” “Change in control” and “Termination after change in control” rows for David Sylvester also include the cash retention award of $577,900 that would be payable pursuant to the Retention Award Agreement with Mr. Sylvester.
The amounts shown in this column for James Ludwig represent the amount payable to Mr. Ludwig pursuant to the Voluntary Mutual Separation Agreement with him equal to the premiums that he would need to pay to continue health plan coverage for himself and his eligible dependents under our benefit plans for a period of one year.
(5)Excise Tax Gross Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would or will receive:

•any base salary and vacation pay which had been earned but not yet paid or used;
•their MIP awards, restricted units and performance units which were earned and/or vested, but not yet paid, not as severance or an acceleration of benefits but because they were employed through the end of the applicable performance and/or vesting period;
•the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;
•the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown as of the end of fiscal year 2022 in the Fiscal Year 2022 Nonqualified Deferred Compensation table on page 55; and
•other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See Compensation Discussion and Analysis on page 45 under the heading “Other Programs and Practices - Non-Compete and Other Forfeiture Provisions” for a discussion of these conditions.

CEO Pay Ratio

For fiscal year 2022:

•the annual total compensation of the employee whose compensation was at the median of all employees of our company other than our CEO (we refer to this employee as our median paid employee) was $41,463; and
•the annual total compensation of Sara Armbruster, our President and CEO, annualized as described below, was $5,590,995

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median paid employee was approximately 135 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

 For purposes of determining our CEO pay ratio, SEC rules allow us to use the same median paid employee for three years as long as there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We determined that there had been changes in our compensation arrangements from fiscal year 2021 to fiscal year 2022 that we reasonably believe would result in a significant change to our CEO pay ratio disclosure, therefore, we have identified a new median paid employee for this year’s CEO pay ratio disclosure.

To identify our median paid employee for fiscal year 2022, we analyzed our employee population as of December 31, 2021, which was the end of a fiscal month within the last three months of fiscal year 2021. Our total employee population on that date was approximately 11,900. We did not exclude any entities. We identified our median paid employee based on gross earnings for calendar year 2021, which included gross wages, bonus payments, stock compensation vesting and taxable benefits. Compensation earned in currencies other than U.S. dollars was translated into U.S. dollars using average foreign exchange rates during calendar year 2021.

We determined the median paid employee’s annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

For fiscal year 2022, the total compensation of Ms. Armbruster, as reported in the Summary Compensation Table, was $5,420,546. Because Ms. Armbruster was appointed CEO effective October 4, 2021, in accordance with SEC rules for the CEO pay ratio calculation, we annualized her Base Salary, Non-Equity Incentive Plan Compensation and All Other Compensation as though she served as CEO for the full fiscal year. We did not annualize her Stock Awards because they consisted of annual equity awards made prior to her appointment as CEO as well as special restricted unit awards made in relation to her appointment as CEO.

PROPOSAL 3 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2023, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Committee will reconsider such appointment.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2022 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2022 (estimated) and fiscal year 2021 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2022 (estimated)	Fiscal Year 2021 (actual)

Audit Fees	$2,568,000	$2,425,000
Tax Fees	1,044,200	999,000
All Other Fees	35,000	3,500
Total	$3,647,200	$3,427,500
Audit fees relate to (1) the annual audit of our consolidated financial statements, (2) the annual audit of our internal control over financial reporting, (3) reviews of the financial statements included in our quarterly reports on Form 10-Q, (4) other services related to SEC reporting matters and (5) audits of separate financial statements of our subsidiaries and other consolidated entities. Tax fees relate to (1) consultation and compliance services for expatriate employees and (2) corporate tax compliance, planning and consulting services, primarily related to our international subsidiaries. All other fees relate to educational sessions provided to our CEO and Audit Committee.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Committee must pre-approve the new services or fee limits. The Committee Chair may pre-approve specified services between regularly scheduled meetings of the Committee, subject to review by the full Committee at its next scheduled meeting. All of the fiscal year 2022 services and fees reflected in the above table were pre-approved by the Committee or Committee Chair.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 25, 2022 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•the conformity of those audited financial statements with accounting principles generally accepted in the United States of America; and
•the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2022 for filing with the Securities and Exchange Commission.

Audit Committee

Todd P. Kelsey (Chair)
Cathy D. Ross
Peter M. Wege II
Linda K. Williams

Steelcase

INVESTOR RELATIONS
901 44TH STREET SE
GRAND RAPIDS, MI 49508

SCAN TO
VIEW MATERIALS & VOTE

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 12, 2022. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SCS2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 13, 2022 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D86319-P75316

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

Nominees:	**For**	**Against**	**Abstain**
1a. Sara E. Armbruster	☐	☐	☐
1b. Timothy C. E. Brown	☐	☐	☐
1c. Connie K. Duckworth	☐	☐	☐
1d. Todd P. Kelsey	☐	☐	☐
1e. Jennifer C. Niemann	☐	☐	☐
1f. Robert C. Pew III	☐	☐	☐
1g. Cathy D. Ross	☐	☐	☐
1h. Catherine C. B. Schmelter	☐	☐	☐
1i. Peter M. Wege II	☐	☐	☐
1j. Linda K. Williams	☐	☐	☐
1k. Kate Pew Wolters	☐	☐	☐

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation	☐	☐	☐
3. Ratification of independent registered public accounting firm	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2022 Steelcase Inc. Annual Meeting of Shareholders

Date and Time:	July 13, 2022 at 11:00 a.m. EDT
Location:	www.virtualshareholdermeeting.com/SCS2022

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D86320-P75316

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and Sara E. Armbruster, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 13, 2022 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2 and 3.